EXHIBIT 23.5


                         CONSENT OF INDEPENDENT AUDITORS


The Managing General Partner
H-T Associates

We consent to incorporation by reference in the Joint Registration Statement on Form S-3 and related prospectus of Meditrust Corporation and Meditrust Operating Company of our report dated February 10, 1997, relating to the consolidated balance sheets of H-T Associates and subsidiary (the "Partnership") as of December 31, 1996 and 1995, and the related consolidated statements of operations, partners' capital (deficit) and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 Joint Annual Report on Form 10-K, as amended by amendments on Form 10-K/A, of Santa Anita Realty Enterprises, Inc. and Santa Anita Operating Company and to the reference to our firm under the heading "Experts" in the Joint Registration Statement and related prospectus. Our report dated February 10, 1997, contains an explanatory paragraph that states that the Partnership's primary subsidiary is in technical default on its notes payable at December 31, 1996. As such, those notes may be callable at the lender's discretion. This technical default raises substantial doubt about the Partnership's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                              KPMG Peat Marwick LLP


San Diego, California
March 16, 1998